Exhibit 4.2
TRANSOCEAN INC.
Officers’ Certificate
     The undersigned, Eric B. Brown and Randal P. Miller, do hereby certify that they are the duly appointed and acting Senior Vice President, General Counsel and Corporate Secretary and Vice President and Treasurer, respectively, of Transocean Inc., a Cayman Islands exempted company (the “Company”). Each of the undersigned also hereby certifies, pursuant to Sections 103 and 301 of the Indenture, dated as of April 15, 1997, as amended and supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture and Fourth Supplemental Indenture thereto, dated as of April 15, 1997, May 14, 1999, May 24, 2000 and May 11, 2001, respectively (together, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor Trustee (the “Trustee”), that:
     A. There is hereby established pursuant to resolutions duly adopted by the Board of Directors of the Company on August 28, 2006 (a copy of such resolutions being attached hereto as Exhibit A) a series of Securities (as that term is defined in the Indenture) to be issued under the Indenture designated “Floating Rate Notes due 2008” (the “Notes”).
     B. The terms and form of the Notes shall be as set forth in Exhibit B and Exhibit C, respectively.
     C. Each of the undersigned has read the provisions of Section 301 and 303 of the Indenture and the definitions relating thereto and the resolutions adopted by the Board of Directors of the Company referred to above. In the opinion of each of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with.
     D. In the opinion of each of the undersigned, all such conditions precedent have been complied with.

     IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of September 5, 2006.

Eric B. Brown
Senior Vice President, General Counsel and
Corporate Secretary

Randal P. Miller
Vice President and Treasurer

2

EXHIBIT B
TRANSOCEAN INC.
Floating Rate Notes due 2008
     The title of the Securities of the series shall be “Floating Rate Notes due 2008” (the “Notes”).
     1. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is unlimited.
     2. The Company may, without the consent of the existing holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional Notes having such similar terms, together with the Notes, will constitute a single series of Notes under the Indenture.
     3. Interest on the Notes shall be payable to the persons in whose name the Notes are registered at the close of business on the Regular Record Date (as defined in the Indenture) for such interest payment.
     4. The date on which the principal of the Notes is payable, unless accelerated pursuant to the Indenture, shall be September 5, 2008.
     5. The rate at which each of the Notes shall bear interest shall be a floating rate equal to the three month LIBOR rate, reset quarterly, plus 20 basis points, per year. The date from which interest shall accrue for each of the Notes shall be September 5, 2006. The Interest Payment Dates on which interest on the Notes shall be payable are March 5, June 5, September 5 and December 5, commencing on December 5, 2006, to the person in whose name a Note is registered at the close of business on the February 15, May 15, August 15 and November 15, respectively, that immediately precedes the date on which interest will be paid, subject to specified exceptions. The per annum interest rate for the period from the issue date to the first LIBOR Rate Reset Date (as defined below) will be equal to the three month LIBOR Rate on September 1, 2006 plus 20 basis points (0.20%) (the “Initial Interest Rate”). Such interest rate will be reset on March 5, June 5, September 5 and December 5 of each year, beginning on December 5, 2006 (each, a “LIBOR Rate Reset Date”).
     If any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the next preceding business day. As used herein, “business day” means any day other than a Saturday or Sunday, a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the corporate trust office of the Calculation Agent is closed for business. The interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date.

The interest rate applicable to any other day will either be the Initial Interest Rate or the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.
     The “Three Month LIBOR Rate” means the rate determined in accordance with the following provisions:
     (1) On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having a three-month maturity that appears on the Telerate Page 3750 as of approximately 11:00 a.m., London time, on the LIBOR Interest Determination Date.
     (2) If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date as of approximately 11:00 a.m., London time, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.
     “Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the offset prices, as may replace Moneyline Telerate, Inc.
     “LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.
     “LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank market.
     “Calculation Agent” means The Bank of New York Trust Company, N.A., or its successor appointed by the Company, acting as calculation agent.

     Interest will cease to accrue on a Note upon its maturity or redemption. The Company will calculate interest on the basis of a 360-day year composed of twelve 30-day months.
     6. The place or places where the principal of and interest on the Notes shall be payable, the Notes may be surrendered for registration of transfer, the Notes may be surrendered for exchange and notices may be given to the Company in respect of the Notes is at the office of the Trustee in New York, New York and at the agency of the Trustee maintained for that purpose at the office of the Trustee; provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register (as defined in the Indenture) or by wire transfer of immediately available funds to the accounts specified by the Holder (as defined in the Indenture) of such Notes.
     7. The Notes are redeemable, at the option of the Company, at any time after September 5, 2007 in whole or from time to time in part upon not less than 30 and not more than 60 days’ notice mailed to each Holder of Notes at the Holder’s address appearing on the Security Register (the “Redemption Date”) at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to but not including the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).
     If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot, pro rata or by another method the Trustee deems fair and appropriate. The Trustee may select for redemption Notes and portions of Notes in amounts of $1,000 or integral multiples thereof.
     The Notes are not entitled to the benefit of any sinking fund or other mandatory redemption provisions.
     8. Additional Amounts (as defined in the Indenture) with respect to the Notes shall be payable in accordance with the Indenture and the provisions of this paragraph 8. The Company agrees that any amounts to be paid by the Company hereunder with respect to any Note shall be paid without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges whatsoever imposed by or for the account of the Cayman Islands or any political subdivision or taxing authority thereof or therein, or if deduction or withholding of any such taxes, levies, imposts or charges shall at any time be required by the Cayman Islands or any such subdivision or authority thereof or therein, the Company will (subject to compliance by the Holder of such Note with any relevant administrative requirements) pay such additional amounts (“Tax Additional Amounts”) in respect of principal amount, Redemption Price and interest (if any), in accordance with the terms of the Notes and the Indenture, as specified in such Notes to which such Holder is entitled; provided, however, that the foregoing shall not apply to:

     (1) any such tax, levy, impost or charge which would not be payable or due but for the fact that (A) the Holder of a Note (or a fiduciary, settlor, beneficiary of, member or shareholder of, such Holder, if such Holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or such political subdivision or otherwise having some present or former connection with the Cayman Islands other than the holding or ownership of such Note or the collection of principal amount, Redemption Price and interest (if any), in accordance with the terms of the Note and the Indenture, or the enforcement of such Note or (B) where presentation is required, such Note was presented more than 30 days after the date of such payment became due or was provided for, whichever is later;
     (2) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;
     (3) any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, Redemption Price and interest (if any);
     (4) any tax, levy, impost or charge which would not have been imposed but for the failure to comply upon the Company’s request with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation as a precondition to relief or exemption from such tax, levy, impost or charge; or
     (5) any combination of (1) through (4).
     nor shall any Tax Additional Amounts be paid to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such Tax Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.
     9. The Notes shall be in fully registered form without coupons in denominations of $1,000 of principal amount thereof or any integral multiple thereof.
     10. Section 403 of the Indenture shall be applicable to the Notes.
     11. The Notes will initially be issued in permanent global form, substantially in the form set forth in Exhibit C to the Officers’ Certificate to which this Exhibit is attached (the “Global Securities”), as a Book-Entry Security. Each Global Security shall represent such of the Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Notes from time to time endorsed thereon and that the aggregate amount of Notes represented thereby may from time to time be reduced to reflect exchanges and redemptions. Any endorsement of a Note to reflect that amount, or any increase or decrease in the amount, of Notes represented thereby shall be made by the

Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having the beneficial interest in the Global Security.
     12. The Company initially appoints the Trustee to act as Paying Agent with respect to the Notes.